Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Lyondell Chemical Company of (i) our report dated March 16, 2005 relating to the consolidated financial statements of Millennium Chemicals Inc., which appears in the Annual Report on Form 10-K of Millennium Chemicals Inc. for the year ended December 31, 2004 and (ii) our report dated March 8, 2004, except for the impact of the restatements in Notes 19 and 20, as to which the dates are August 6, 2004 and February 14, 2005, respectively, relating to the consolidated financial statements of Millennium Chemicals Inc., which are incorporated by reference in the Current Report on Form 8-K/A of Lyondell Chemical Company filed February 14, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

May 13, 2005